Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Megan Gallagher (media) 312-580-2289
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE REPORTS THIRD QUARTER 2004 RESULTS

CHICAGO, October 26, 2004 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported net income available to common stockholders of $28 million, or $0.11 per diluted share, for the third quarter of 2004.  These results include a net $0.04 per diluted share impact from a non-cash foreign currency translation loss of $19 million and a $1 million gain from early extinguishment of debt.

Third quarter profit compares to a net loss available to common stockholders of $75 million, or $0.30 per diluted share, for the third quarter of 2003.  Results for the third quarter last year included a litigation charge of $0.26 per diluted share.  Sales for this three month period were $2,165 million, compared to $1,944 million in the third quarter of 2003.

Commenting on the quarter, Patrick J. Moore, chairman, president and chief executive officer, said, “Smurfit-Stone’s return to profitability in the third quarter reflected solid business fundamentals, including price recovery, high containerboard mill production and flat costs.”   Moore explained the company’s cost reduction initiatives offset annual compensation increases, higher transportation costs, and other inflationary cost increases.    Although the business climate was favorable in the third quarter, the weather didn’t cooperate.  The company’s results were negatively impacted $0.02 per diluted share by hurricane-related downtime and business disruption.   The effect of these recent storms, especially higher virgin fiber and transportation costs, will linger into the fourth quarter.

“Smurfit-Stone’s operating rates remained high and inventories low.  In a highly competitive environment, we continued our successful focus on profitable revenue growth.” Moore said.

Reflecting the strong demand climate, third quarter operating profit in the corrugated container and containerboard segment was $134 million, up from $65 million in the year ago quarter.  Smurfit-Stone also experienced favorable container and containerboard price movement during the quarter.  Third quarter average domestic linerboard prices increased

15 percent sequentially and 17 percent year-over-year.    In addition, average North American corrugated container prices were up 5 percent sequentially and 4 percent compared to the third quarter of 2003.

Despite weather-related downtime, the company’s third quarter operating rate was 94.7  percent.    Smurfit-Stone’s third quarter North American corrugated container shipments rose 1.1 percent on a per day basis compared to year ago levels, despite the closure of eight box plants since the third quarter 2003.

The consumer packaging segment reported quarterly profits of $20 million, down $3 million sequentially and $5 million compared to the year ago quarter.  Despite seasonally stronger demand, results were negatively impacted by continuing competitive margin pressure and a loss of $2 million from the Salt Lake City bag plant fire.

Third quarter 2004 interest expense was $87 million.  Capital expenditures for the three month period were $58 million, and pension plan contributions were $61 million.  Total debt at the end of the third quarter was $4,788 million, down $81 million from the second quarter.  As previously announced, Smurfit-Stone is in the process of simplifying its capital structure by merging the company’s two operating companies.  All associated debt refinancing and merger transactions should be completed in the fourth quarter 2004.

Commenting on the outlook, Moore said, “As Smurfit-Stone enters the fourth quarter, we remain focused on meeting our cost reduction targets and dedicating available free cash flow to reduce debt.  As we emerge from the deepest down-cycle in decades, we’re presented with our first real opportunity to reap the benefits of our restructured and rationalized organization.  Business fundamentals are in place for improved operating results.”

Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com.  The third quarter call will be held on Tuesday, October 26, at 10:00 a.m. Central Time.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world’s largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION

PRODUCTION AND SHIPMENTS

	2004				2003
	1st Qtr	2nd Qtr	3rd Qtr	Year-to-Date	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year

Containerboard Mill Production (M tons)
North America	1,790	1,858	1,903	5,551	1,807	1,833	1,760	1,785	7,185
International-Discontinued	—	—	—	—	113	—	—	—	113
Total	1,790	1,858	1,903	5,551	1,920	1,833	1,760	1,785	7,298

SBS / Bleached Board Production (M tons)	60	74	70	204	78	73	68	71	290

Coated Boxboard Production (M tons)
North America	141	140	140	421	147	146	148	136	577
International-Discontinued	—	—	—	—	19	—	—	—	19
Total	141	140	140	421	166	146	148	136	596

Kraft Paper Production (M tons)	74	72	54	200	65	71	75	82	293

Market Pulp Production (M tons)	128	146	138	412	132	127	110	128	497

Corrugated Shipments (BSF)
North America *	21.4	21.9	22.0	65.3	19.7	21.5	21.7	21.4	84.3
International-Continuing	0.2	0.2	0.1	0.5	0.1	0.2	0.2	0.2	0.7
International-Discontinued	—	—	—	—	3.2	—	—	—	3.2
Total	21.6	22.1	22.1	65.8	23.0	21.7	21.9	21.6	88.2

Folding Carton Shipments (M tons)	128	124	134	386	129	128	131	126	514

Multiwall Bag Shipments (MM bags)	282	291	295	868	277	290	292	297	1,156

Fiber Reclaimed and Brokered (M tons)	1,616	1,609	1,632	4,857	1,678	1,655	1,618	1,598	6,549

* Corrugated shipments include 100% of Smurfit-MBI beginning in the 2nd quarter of 2003.

SSCC SUPPLEMENTARY FINANCIAL INFORMATION

($ Millions)

	Three Months Ended September 30,					Nine Months Ended September 30,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total
2004
Revenues	1,628	426	111	—	2,165	4,597	1,247	301	—	6,145
Segment profit (loss)	134	20	7	(115)	46	188	64	21	(346)	(73)
2003
Revenues	1,447	421	76	—	1,944	4,342	1,241	226	—	5,809
Segment profit (loss)	65	25	5	(215)	(120)	195	65	16	(473)	(197)

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$12	$12
Receivables	622	528
Inventories	751	711
Deferred income taxes	168	146
Prepaid expenses and other current assets	72	56
Total current assets	1,625	1,453

Net property, plant and equipment	4,744	4,929
Timberland, less timber depletion	44	45
Goodwill	3,301	3,301
Other assets	358	374

	$10,072	$10,102

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$345	$197
Accounts payable	599	512
Accrued compensation and payroll taxes	204	197
Interest payable	77	98
Other current liabilities	211	167
Total current liabilities	1,436	1,171

Long-term debt, less current maturities	4,443	4,610
Other long-term liabilities	1,018	1,127
Deferred income taxes	887	924

Stockholders’ equity
Preferred stock	85	82
Common stock	3	3
Additional paid-in capital	3,992	3,926
Unamortized restricted stock	(8)	(2)
Retained earnings (deficit)	(1,498)	(1,450)
Accumulated other comprehensive income (loss)	(286)	(289)
Total stockholders’ equity	2,288	2,270

	$10,072	$10,102

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Net Sales	$2,165	$1,944	$6,145	$5,809
Costs and expenses
Cost of goods sold	1,829	1,680	5,361	5,011
Selling and administrative expenses	190	296	581	693
Restructuring charges		2	17	8
Loss (gain) on sale of assets	(3)	1	(3)	4
Income (loss) from operations	149	(35)	189	93
Other income (expense)
Interest expense, net	(87)	(85)	(258)	(256)
Gain (loss) from early extinguishment of debt	1		1	(3)
Other, net (Note 1)	(17)		(5)	(31)
Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	46	(120)	(73)	(197)
Benefit from (provision for) income taxes	(15)	47	34	88
Income (loss) from continuing operations before cumulative effect of accounting change	31	(73)	(39)	(109)
Discontinued operations
Income from discontinued operations, net of income taxes				6
Income (loss) before cumulative effect of accounting change	31	(73)	(39)	(103)
Cumulative effect of accounting change
Asset retirement obligations, net of income taxes				(5)
Net income (loss)	31	(73)	(39)	(108)
Preferred stock dividends and accretion	(3)	(2)	(9)	(8)
Net income (loss) available to common stockholders	$28	$(75)	$(48)	$(116)

Diluted earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$0.11	$(0.30)	$(0.19)	$(0.48)
Discontinued operations				0.03
Cumulative effect of accounting change				(0.02)
Net income (loss) available to common stockholders	$0.11	$(0.30)	$(0.19)	$(0.47)

Weighted average shares outstanding	256	246	253	246

Note 1:          2004 includes non-cash foreign currency losses of $19 million for the 3rd quarter and $9 million year-to-date.

2003 includes non-cash foreign currency losses of $1 million for the 3rd quarter and $38 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine months ended September 30,
	2004	2003
Cash flows from operating activities
Net Loss	$(39)	$(108)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss (gain) from early extinguishment of debt	(1)	3
Cumulative effect of accounting change for asset retirement obligations		8
Depreciation, depletion and amortization	313	309
Amortization of deferred debt issuance costs	9	7
Deferred income taxes	(47)	(150)
Pension and postretirement benefits	(50)	(35)
Non-cash foreign currency losses	9	38
Non-cash restructuring charges	7	1
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	(107)	36
Inventories	(41)	16
Prepaid expenses and other current assets	(16)	(14)
Accounts payable and accrued liabilities	82	41
Interest payable	(21)	(27)
Income tax benefit on exercise of employee stock options	7	1
Other, net	(3)	10

Net cash provided by operating activities	102	136

Cash flows from investing activities
Expenditures for property, plant and equipment	(139)	(157)
Payment on acquisition, net of cash received		(26)
Proceeds from property and timberland disposals and sale of businesses	20	247

Net cash provided by (used for) investing activities	(119)	64

Cash flows from investing activities
Proceeds from long-term debt	200	300
Net borrowings (repayments) under accounts receivable securitization programs	20	(15)
Net repayments of debt	(243)	(477)
Preferred dividends paid	(6)	(6)
Proceeds from exercise of stock options	50	26
Deferred debt issuance costs	(4)	(3)

Net cash provided by (used for) financing activities	17	(175)

Effect of exchange rate changes on cash		(2)

Increase in cash and cash equivalents	—	23
Cash and cash equivalents
Beginning of period	12	8

End of period	$12	$31

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Income (loss) from continuing operations before cumulative effect of accounting change	$31	$(73)	$(39)	$(109)
Provision for (benefit from) income taxes	15	(47)	(34)	(88)
Interest expense, net	87	85	258	256
Depreciation, depletion and amortization	104	103	313	309
Income from discontinued operations before income taxes	—	—		10
EBITDA (Note 1)	237	68	498	378
(Gain) loss on early extinguishment of debt	(1)	—	(1)	3
Stone receivables discount expense	1	1	3	3
Restructuring charges	—	2	17	8
Non-cash foreign exchange (gain) loss	19	1	9	38
Litigation settlements, net	—	106	—	110
(Gain) loss on sale of assets	(3)	1	(3)	4
Adjusted EBITDA (Note 1)	$253	$179	$523	$544

Note 1:    “EBITDA” is defined as income (loss) from continuing operations before cumulative effect of accounting change, provision for (benefit from) income taxes, interest expense, net and depreciation, depletion and amortization plus income (loss) from discontinued operations before income taxes.   “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.    EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to us because of our highly leveraged position.    They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented.    EBITDA and Adjusted EBITDA are not measurements under accounting principles generally accepted in the United States and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.